EXECUTION VERSION

SERVICES AGREEMENT

Dated as of the 17th day of November, 2023, by and between
Bridger Aerospace Group Holdings, Inc. and
Bridger Aerospace Europe, S.L.U., concerning the aircraft set forth on Exhibit A hereto

4890-0048-8592

This Services Agreement (“Agreement”), is entered into as of November 17, 2023 (the “Effective Date”) by and between Bridger Aerospace Group Holdings, Inc., a Delaware corporation (“Bridger”), and Bridger Aerospace Europe, S.L.U., a sociedad de responsabilidaed limitada organized under the laws of Spain (“Owner”). Bridger and Owner may be referred to herein individually as a “Party” and collectively as the “Parties.”
WHEREAS, Owner owns those aircraft described on Exhibit A attached hereto (each, an “Aircraft”, and, collectively, the “Aircraft”); and
WHEREAS, Owner and Bridger desire to enter into this Agreement to address, among other things, terms and conditions as to the retrofit, operation, maintenance, lease, purchase, and exclusivity obligations as to all of the Aircraft, in addition to certain other terms and conditions.
NOW, THEREFORE, in consideration of the mutual covenants and understandings contained herein, the Parties agree as follows:
SECTION 1
Lease
1.1Lease. With respect to each Aircraft, at the request of Owner at any time and from time to time, but no earlier than 90 days prior to the anticipated date that such Aircraft is equipped to be flown in revenue service for aerial firefighting purposes, Owner and Bridger shall negotiate in good faith for the entry into an operating lease with respect to the applicable Aircraft, together with all equipment, attachments, accessories and parts as may be installed thereon or appurtenant thereto from time to time, on the terms and subject to the conditions set forth on Exhibit B hereto (the “Lease Terms”) and otherwise containing such other customary terms and conditions for aircraft leases of this type and as to similar aircraft and otherwise as reasonably satisfactory to Owner (each, an “Operating Lease”); provided, however, that, as to each Aircraft, Owner and Bridger shall enter into an Operating Lease no later than the date such Aircraft is to be first operated. With respect to each Aircraft, during the term of this Agreement and at any time that an Operating Lease is not then in effect with respect to such Aircraft, Bridger agrees to hold such Aircraft as Owner’s bailee for the sole benefit of Owner. Substantially concurrently with the entry into any Operating Lease, the Parties shall cooperate in good faith to amend this Agreement as may be required in order to appropriately reflect the terms of such Operating Lease.
SECTION 2
Operation, Retrofitting and Management of Aircraft
2.1Commencement of Obligations. Bridger acknowledges and agrees that its obligations under this Section 2 with respect to the Aircraft shall commence as of the date the Aircraft are delivered by The Ministry for Ecological Transition and the Demographic Challenge (“MITECO”).
2.2Operation of Aircraft. For so long as this Agreement is in effect with respect to any Aircraft, Bridger shall not operate such Aircraft at any time that an Operating Lease is not then in effect with respect thereto other than any ferry flight, the purpose of which is to deliver such Aircraft to a third- party that is either (x) providing maintenance, repair or storage services pursuant to a Key Contract (as defined herein) or (y) to a third-party that is retained to perform the Work (defined below) in accordance with this Agreement. In all cases, the use and operational control of an Aircraft, other than as explicitly set out in this Section 2.2, shall be governed by the terms and subject to the conditions set forth in the applicable Operating Lease and the Key Contracts relating to such Aircraft or as otherwise mutually agreed upon in writing by the Parties.
2.1Retrofit and Return to Service Process.
2.1.1The Parties acknowledge that the Aircraft are not currently equipped to be flown in revenue service for aerial firefighting purposes. Bridger (or an affiliate) shall be responsible for retrofitting each Aircraft to conform to the configuration as agreed to by Owner and to return such Aircraft to service for aerial firefighting purposes in accordance with applicable laws and in accordance with a scope of work plan in respect of the retrofit of each Aircraft for the following services: (i) C Check, including the maintenance, repair and overhaul of the airframe; (ii) maintenance, repair and overhaul of landing gears (nose and main); (iii) maintenance, repair and/or replacement of rotables, tires, seals, propellors, cockpit gauges and flight controls including any necessary testing for functionality and serviceability; (iv) Non-Destructive Testing of materials; and (v) overhaul of four (4) Pratt & Whitney PW123AF engines including full assembly and testing of operating conditions and airworthiness (as may be amended, modified or supplemented by mutual agreement of the Parties) (collectively, the “Work”). Bridger shall not cause, authorize or permit any Work to be performed on any of the Aircraft without the prior written consent of Owner (in its sole and absolute discretion).
2.1.2Bridger shall contract with one or more certified aircraft repair facilities reasonably acceptable to Owner to perform the Work. Bridger shall negotiate in good faith with qualified service providers as to proposed service contracts for the performance of the Work, and shall keep Owner reasonably informed, on a current and prompt basis, as to any material developments as to the negotiations and drafts of such proposed service contracts, and shall provide to Owner (a) a copy of the proposed service contracts for each Aircraft (including all exhibits, schedules, and ancillary document and agreements in connection therewith) reasonably in advance of the proposed execution thereof and
(b) a reasonable opportunity to review and comment thereon (which comments Bridger shall review and incorporate therein). Any such service contract entered into in full compliance with the foregoing shall be deemed a “Retrofit Contract”, and, collectively, shall be deemed, the “Retrofit Contracts”. Without the prior written consent of Owner, Bridger shall not, directly or indirectly, enter into, materially amend, materially modify, terminate, waive any material right under or waive any default under, any Retrofit Contract; provided, however, that after receiving Owner’s written consent to enter into any Retrofit Contract and beginning the Work, Bridger may enter into any change orders or other modifications to any Retrofit Contract so long as such change order or modification would neither (i) increase the aggregate annual expenditures under such Retrofit Contract by more than ten percent (10%) nor (ii) exceed the aggregate Retrofitting Costs for the applicable Aircraft set forth in the Retrofit Budget. Bridger shall perform its obligations under each Retrofit Contract in accordance with the terms thereof and shall notify Owner promptly in the event of any breach, default or dispute (or anticipated breach, default or dispute) under any Retrofit Contract.
2.1.3Notwithstanding anything in the foregoing to the contrary, without the prior written consent of, or unless otherwise directed by, Owner, as to Aircraft 3 and Aircraft 4, Bridger shall not cause, authorize or permit any material Work to be performed until Bridger has acquired Aircraft 1 and Aircraft 2 from Owner pursuant to the terms of Section 3.1 below or Owner has otherwise sold or disposed of Aircraft 1 and Aircraft 2.
2.1.4Owner shall be responsible for reimbursing Bridger for all costs and expenses incurred in connection with the Work, including amounts payable pursuant to each Retrofit Contract and expenses incurred by Bridger (or its affiliates) in connection therewith, in each case, solely to the extent set forth in, and pursuant to the applicable line item amounts of, the Retrofit Budget (collectively, the “Retrofitting Costs”). Bridger shall provide Owner with invoices for all Retrofitting Costs, together with reasonable and appropriate supporting documentation, in respect of each calendar month, within ten (10) business days of the end of such calendar month, provided that any invoices in respect of such month that are received by Bridger after such ten (10) business day period shall be included in the following month’s request. Within fifteen (15) business days of receipt of such invoices (subject to the timely delivery thereof pursuant to the immediately preceding sentence), Owner shall pay or cause to be paid to Bridger the aggregate amount of such Retrofitting Costs that are not being disputed pursuant to the following sentence; provided, that, Owner may delay any such payments to the extent they do not exceed
$100,000. Notwithstanding anything to the contrary herein, Owner shall have the right to (a) offset against any Retrofitting Costs owed to Bridger any amounts due to Owner and unpaid pursuant to this Agreement or any Operating Lease, including any Damages owed pursuant to Section 2.8 and (b) dispute any invoice (or component thereof) for any Retrofitting Cost that Owner reasonably believes to have been incurred in breach or violation of the terms of this Agreement or to be inconsistent with the Retrofit Budget.
2.1.5Bridger shall prepare an estimated quarterly budget (the “Retrofit Budget”) for Retrofitting Costs to be incurred in each fiscal quarter (or partial quarter) during the term of this Agreement and shall submit each such Retrofit Budget to Owner no later than 30 calendar days prior to the commencement of the applicable fiscal year of Bridger. Owner shall have the right to approve the amounts set forth in the Retrofit Budget, and Bridger shall not be entitled to reimbursement for any items not contained in an approved Retrofit Budget (other than in connection with any variance to the Retrofit Contract, as set forth in Section 2.3.2). In the event the Parties fail to agree to any Retrofit Budget, the most recent Retrofit Budget approved by Owner pursuant to this Section 2.3.5 shall continue to govern.
2.2Flight Operations; Key Contracts.
2.1.1Once the Work with respect to an Aircraft has been completed and such Aircraft has been returned to revenue service in accordance with the terms and conditions of this Agreement (including the requirement to execute and deliver an Operating Lease with respect to such Aircraft pursuant to Section 1 hereof), Bridger may deploy each Aircraft for aerial firefighting solely pursuant to the terms of Key Contracts (as defined herein) entered into in accordance with Section 2.4.2.
2.1.2Bridger shall provide to Owner (a) a draft copy of each proposed contract (including all exhibits, schedules, and ancillary documents and agreements in connection therewith) in respect of any Aircraft that would involve the payment by Bridger or any of its affiliates of $100,000 or more in any fiscal year (including in respect of the deployment, maintenance, storage, and insurance thereof but excluding any Retrofit Contract, which shall be governed by Section 2.3.2), reasonably in advance of the proposed execution thereof and (b) a reasonable opportunity to review and comment thereon (which comments Bridger shall review and incorporate therein). Any such contract entered into in full compliance with the foregoing shall be deemed a “Key Contract”, and, collectively, shall be deemed, the “Key Contracts”. Each Key Contract shall provide that: (i) Owner shall be a third party beneficiary of the rights of Bridger thereunder, with a specific right of enforcement and (ii) such Key Contract shall be assignable by Bridger to Owner without any consent of, or notice to, the counterparty thereto, at any time that the Aircraft that is the subject of such Key Contract is owned by Owner at the time of such assignment. Without the prior written consent of Owner, Bridger shall not, directly or indirectly, enter into, materially amend, materially modify, terminate, waive any material right under or waive any default under, any Key Contract. Bridger shall perform its obligations under each Key Contract in accordance with the terms thereof and shall notify Owner promptly in the event of any breach, default or dispute (or anticipated breach, default or dispute) under any Key Contract.
2.1.3Bridger shall cause each flight crew assigned to an Aircraft to be fully trained and qualified for the operation of the Aircraft and to meet all requirements under applicable laws. All such flight crews shall be agents of or employees of Bridger or one of its subsidiaries and Bridger shall exercise sole control and supervision over all flight crews, and Bridger shall be responsible for and liable for any action or inaction of any such party (for the avoidance of doubt, any Damages related thereto that are indemnified by Bridger pursuant to Section 2.8.1 shall be subject to the other terms and limitations set forth in Section 2.8).
2.1.4At any time that an Aircraft is deployed, Bridger shall cause to be maintained flight log books showing the full flight time of the Aircraft and shall keep such logs in the Aircraft and available for inspection by Owner or its representatives at all reasonable times.
2.1.5Any revenue received by Bridger from deployment of an Aircraft shall be the sole and exclusive property of Bridger.
2.3Maintenance and Operating Costs.
2.1.1Bridger shall (a) take all requisite steps to maintain and keep the Aircraft in good repair and in an airworthy operating condition, (b) maintain in full force and effect all approvals, consents, licenses, permits and other authorizations of any governmental or regulatory authority applicable to the Aircraft and required to maintain, store, operate and/or deploy the Aircraft and (c) cause all maintenance and repair work to be performed in compliance with applicable laws and by persons duly licensed to do such work, which may include employees of Bridger or its affiliates and in each case, in the same manner and with the same degree of care as a reasonable and prudent operator of similar aircraft. Except as previously approved in writing by Owner (in its sole and absolute discretion) in a Retrofit Budget, under no circumstance shall Bridger transfer, sell, remove or otherwise encumber any engine of any Aircraft (including but not limited to an engine swap) without the prior written consent of Owner. If at any time any Aircraft (i) is not in revenue service or (ii) is not receiving maintenance, repair, overhaul or retrofit services pursuant to the terms of this Agreement, such Aircraft shall be held in accordance with an approved storage plan pursuant to a Key Contract.
2.1.2Other than the costs and expenses incurred in connection with the Work (solely to the extent set forth in, and pursuant to the applicable line item amounts of, the Retrofit Budget), Bridger shall be responsible for, and shall pay on a current basis, all costs and expenses related to the maintenance, repair and operation of each Aircraft, including but not limited to the following: flight crew, flight crew training (initial, re-current or otherwise), crew per diem while performing duties in conjunction with an Aircraft, hangar rent, insurance costs (as described in this Agreement), airframe &

avionics maintenance (including labor and parts), engine maintenance, engine reserves or other such engine, airframe, or avionics program costs, computerized maintenance tracking program subscriptions, landing fee, parking, ramp fee, crew transportation, transient hangar, de-icing, flight related trip expenses, chart subscriptions, avionics database subscriptions, fuel research program subscriptions, catering expenses, jet fuel, cleaning, and stocking, compliance (including compliance with all airworthiness directives, mandatory service bulletins, alert service bulletins and mandatory orders), registration and importation.
2.4Reimbursements.
2.1.1Notwithstanding anything to the contrary in this Agreement, as to any service or item the cost of which Owner is required to reimburse Bridger under this Agreement (whether by offset or otherwise), Owner may elect to provide or arrange to provide such service or item, provided that such service or item has a substantially similar quality or service level (to be determined by Owner in its reasonable discretion), in order to permit Owner to reduce its costs.
2.1.2Notwithstanding anything to the contrary in this Agreement, Bridger shall use commercially reasonable efforts to minimize costs incurred by it if such costs would be reimbursable by Owner to Bridger in accordance with the terms of this Agreement (whether by offset or otherwise). In connection therewith, Bridger shall use commercially reasonable efforts to cooperate with Owner to identify opportunities to manage expenses relating to the Aircraft.
2.1.3Bridger and Owner acknowledge and agree that Owner’s remittance obligations are not intended to be duplicative and as such, in the event of any unintended duplication of payments by Owner from time to time pursuant to this Section 2.6 or pursuant to any other provision of this Agreement to the extent relating to Retrofitting Costs, Owner and Bridger shall work together in good faith to remedy such duplication by crediting Owner’s future payment obligations under this Agreement (whether or not arising pursuant to this Section 2.6) against the aggregate amount of such duplicated payments.
2.5Insurance.
2.1.1Except as otherwise provided by an applicable Operating Lease, Bridger shall maintain, or cause to be maintained in effect, at all times during the term of this Agreement, (i) aviation general liability insurance coverage with respect to each Aircraft with minimum limits of $50,000,000.00 per occurrence, and (ii) “all-risk” ground and flight hull insurance on an agreed-value basis for the Aircraft. All insurance policies required under this Section 2.7 (“Required Insurance Policies”) shall name Owner, Marathon Member (as defined below), Avenue Member (as defined below) and Bridger as Insureds or Additional Insureds. The Required Insurance Policies shall, without limitation: (a) be primary without any right of contribution from any insurance maintained by Owner; and (b) shall include at minimum all territories over which the Aircraft will be operated. Bridger shall pay all premiums for all Required Insurance Policies and shall provide Owner with evidence of such policies of insurance, including providing Owner with a certificate of insurance and endorsements on or before the Effective Date and at any time thereafter as Owner may reasonably request. In the event that Bridger shall fail to maintain the Required Insurance Policies as herein provided, Owner may, at its option (and at the sole cost and expense of Bridger), obtain such insurance protecting the interests of Owner and Bridger.

2.6Indemnification; Waiver of Consequential Damages
2.1.1Bridger Indemnification. Bridger shall defend, indemnify and otherwise hold harmless Owner, each of its affiliates, and its and their respective officers, directors, equityholders, partners (general and limited), members, managers, employees, agents, representatives, and each of their respective successors and assigns, as the case may be (each, a “Owner Indemnified Party”), from and against any and all liability of whatever nature, and shall pay to each Owner Indemnified Party upon demand the amount as to any suits, claims, complaints, damages, penalties, fines, expenses, taxes costs and losses, including legal expenses and settlement costs, of whatsoever kind and nature (collectively, “Damages”), imposed on, incurred by or asserted against any Owner Indemnified Party in any way related to or arising from any of the following: (i) any breach or violation of any representation, warranty, covenant or agreement of Bridger in this Agreement and (ii) any other negligent or willful misconduct of Bridger arising out of or in connection with the execution, enforcement, or performance of this Agreement.
2.1.2Owner Indemnification. Owner shall defend, indemnify and otherwise hold harmless Bridger, each of its affiliates, and its and their respective officers, directors, equityholders, partners (general and limited), members, managers, employees, agents, representatives, and each of their respective successors and assigns, as the case may be (each, a “Bridger Indemnified Party”), from and against any and all liability of whatever nature, and shall pay to each Bridger Indemnified Party upon demand, the amount of any Damages actually incurred by a Bridger Indemnified Party, in any way related to or arising from any (i) any breach or violation of any representation, warranty, covenant or agreement of Owner in this Agreement; and (ii) any other negligent or willful misconduct of Owner arising out of or in connection with the execution, enforcement, or performance of this Agreement.
2.1.3Calculation of Damages. The amount of any Damages paid to any Indemnified Party hereunder shall be reduced by the amount of any insurance proceeds or indemnification proceeds from third parties actually received by such Bridger Indemnified Party or Owner Indemnified Party, as applicable (each, an “Indemnified Party”), in respect of such Damages (net of reasonable and out-of- pocket costs of recovery thereof).
2.1.4Limitations on Damages. In no event shall any Party be entitled to recover from any other Party consequential, indirect, special, statutory, exemplary or punitive damages or damages calculated using multiples of revenue or earnings, actual or potential lost profits or diminution in value in connection with this Agreement or any other agreement referenced herein, or the termination or abandonment of any of the transactions contemplated hereby, except to the extent actually paid by an Indemnified Party to a third party. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not limit: (i) any Party from recovering direct damages, including in respect of lost profits or diminution in value but in each case only to the extent constituting direct damages; (ii) any indemnification obligation of Bridger pursuant to the terms of the Purchase Agreement (as defined below) and (iii) any obligation of Bridger to pay the Termination Fee or any other amounts payable pursuant to Section 3.4, when and if due.
2.1.5Indemnification Procedures.
(a)The applicable Indemnified Party shall promptly notify the other (as applicable, the “Indemnifying Party”) of the commencement of any action for which indemnification may be sought hereunder, but the failure to so timely notify the Indemnifying Party will not relieve the Indemnifying Party from liability hereunder unless and to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall be entitled to assume the defense of any action for which indemnification is sought hereunder with counsel of the Indemnifying Party’s choice at its expense, provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Party (in which case, the Indemnified Party will have the right to employ separate counsel and to participate in the defense of such action at the Indemnifying Party’s expense). Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume the defense of such action on the Indemnified Party’s behalf and the Indemnified Party will have the right to employ one separate counsel (plus local counsel, if required, in any jurisdiction) for such defense, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel (and local counsel) if (i) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party within a reasonable time after notice of the institution of such action; (ii) the use of counsel chosen by the Indemnifying Party would present such counsel with a conflict of interest; or (iii) the actual or potential defendants in, or targets of, any such action include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any action for which indemnification is sought hereunder effected without its written consent (not to be unreasonably withheld, conditioned, or delayed).
(b)The Indemnifying Party agrees that it will not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle any pending or threatened claim or proceeding related to or arising out of this Agreement (whether or not the Indemnified Party or any indemnified party is a party to such claim or proceeding), or otherwise facilitate or participate in any such settlement, unless such settlement includes a provision unconditionally releasing the Indemnified Party and each other indemnified party from all liability in respect of claims by any releasing party related to or arising out of the engagement or any transactions or conduct in connection therewith.
2.7Liens.
2.1.1Bridger shall ensure that no liens, encumbrances, levies or attachments (collectively, the “Liens”) are created or placed against any Aircraft as a result of Bridger’s actions. Bridger shall notify Owner promptly upon learning of any Liens not permitted by these terms.
2.1.2Bridger shall take all such actions as may be necessary to discharge and satisfy in full any such Lien promptly after the same becomes known to it. Owner shall promptly reimburse Bridger for any costs and expenses incurred by Bridger in causing such Liens to be removed.
2.3Taxes; Withholding. Notwithstanding anything to the contrary herein, all Retrofitting Costs, fees for service or other amounts paid or payable by Owner to Bridger as set forth in this Agreement shall be inclusive of any value-added tax or any other tax of a similar nature imposed in a member state of the European Union or imposed in any other jurisdiction in substitution for, or levied in addition to, such value-added tax (including consumption tax, goods and services tax, sales tax and turnover tax) (all such taxes, “VAT”). Bridger agrees to indemnify and keep indemnified Owner against all claims that may be made by the relevant authorities against Owner (or any of its equityholders or affiliates) in respect of VAT in any jurisdiction (which shall include any penalties, fines or interest on or in respect of such VAT) relating to the services performed pursuant to this Agreement. Bridger shall pay to Owner any amount due to it pursuant to the terms of such indemnity within ten (10) days of a written request. Bridger shall co-operate with Owner and any Affiliate in respect of any tax compliance issue arising in respect hereof and in connection with the same agrees (i) on written request, to provide Owner or any Affiliate with full details of all tax arising in respect hereof, and (ii) to authorize the relevant tax authority to disclose such information to Owner. Notwithstanding anything to the contrary, Owner shall be entitled to, in its sole discretion, deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld under applicable law, and to the extent amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person in respect of which such deduction or withholding was made. In respect of any VAT, in the event of a conflict between the provisions of Section 2.8 and this Section 2.10, this Section 2.10 will govern.
SECTION 3
Purchase Right
3.1First Purchase. At any time during the first eighteen (18) months following the Effective Date (the date of such 18-month anniversary, the “First Purchase Date”, and such eighteen-month period, the “First Purchase Period”), Bridger (or an affiliate thereof) shall have the right, but not the obligation, to purchase both (and only both unless mutually agreed by the Parties) of Aircraft 1 and Aircraft 2 from Owner (the “First Purchase”) for aggregate consideration equal to $40,000,000, by delivery of an irrevocable written notice to Owner on or prior to the First Purchase Date (a “First Purchase Election Notice”). If Bridger fails to deliver a First Purchase Election Notice in accordance with this Section 3.1, all of its rights with respect to each of the First Purchase and the Second Purchase shall terminate, unless otherwise mutually agreed upon by the Parties.
3.2Second Purchase. Solely in the event that Bridger has consummated the First Purchase (unless otherwise mutually agreed by the Parties), Bridger (or an affiliate thereof) shall have the right, but not the obligation, at any time during the first thirty-six (36) months following the Effective Date (the date of such 36-month anniversary, the “Second Purchase Date”, and such 36-month period, the “Second Purchase Period”), to purchase both (and only both, unless mutually agreed upon by the Parties) of Aircraft 3 and Aircraft 4 from Owner (the “Second Purchase”), for aggregate consideration equal to the Second Payment (as defined below), by delivery of an irrevocable written notice to Owner on or prior to the Second Purchase Date (a “Second Purchase Election Notice”). If Bridger fails to deliver a Second Purchase Election Notice in accordance with this Section 3.2, all of its rights with respect to the Second Purchase shall terminate.
“Second Payment” shall mean an amount equal to the greater of (a) the IRR Calculated Price (as defined below) and (b) the MOIC Calculated Price (as defined below).
“IRR Calculated Price” shall mean the sum of (1)(A) the Purchase Price Amount (as defined below), plus (B) the RTS Amount (as defined below), plus (C) the amount accrued commencing as of the Effective Date through the closing date of the Second Purchase at a rate of 22.8% per annum, compounded monthly, on the sum of (1)(A) plus (1)(B), plus (2)(A) the aggregate amount of all Overage, plus (B) the amount accrued commencing as of the date of such costs through the closing date of the Second Purchase at a rate of 22.8% per annum, compounded monthly, on the amount in clause (2)(A), minus (3) an amount equal to (A) $40,000,000, plus (B) the amount accrued commencing as of the date of the closing date of the First Purchase through the closing date of the Second Purchase at a rate of 22.8% per annum, compounded monthly, on $40,000,000, minus (4) an amount equal to (A) the aggregate amount of payments received by Owner under any Operating Lease, plus (B) the amount accrued commencing as of the date of the applicable Lease Payment through the closing date of the Second Purchase at a rate of 22.8% per annum, compounded monthly, on the amount in clause (4)(A) and, solely in the event that any portion of the RTS Amount in respect of Aircraft 4 has not been spent, minus (5) the difference between (A) the RTS Amount in respect of Aircraft 4 minus (B) the retrofitting costs actually spent in respect of Aircraft 4 as of the closing date of the Second Purchase. An illustrative calculation of the IRR Calculated Price is set forth on Schedule SP.
“MOIC Calculated Price” shall mean the amount necessary to provide Owner a return equal to
(i) 1.5 multiplied by (ii)(A) the portion of the Purchase Price Amount in respect of Aircraft 3 and Aircraft 4 only, plus (B) the portion of the RTS Amount in respect of Aircraft 3 and Aircraft 4 only, plus (C) the portion of the Overage in respect of Aircraft 3 and Aircraft 4 only.
“Purchase Price Amount” means the aggregate amount of purchase price paid by Owner to acquire Aircraft 1, Aircraft 2, Aircraft 3 and Aircraft 4, excluding the implied portion contributed by Bridger, in each case calculated in accordance with the PPA Schedule.
“RTS Amount” means the estimated retrofitting costs in respect of Aircraft 1, Aircraft 2, Aircraft 3 and Aircraft 4, in each case calculated in accordance with the RTS Schedule.
“Overage” means an amount equal to (i) the aggregate amount of all Retrofitting Costs and other costs paid by Owner to Bridger, minus (ii) the RTS Amount.
3.3Documentation. In connection with the First Purchase and the Second Purchase, the Parties shall work together in good faith to negotiate and enter into a purchase agreement and such other documents to effect such purchase that are customary for purchases by lessees on off-lease purchases for such purpose; provided, however, that such purchase agreement: (a) shall contemplate a simultaneous sign and close; (b) shall be conducted on an “as is, where is” basis and without any inspection or aircraft records requirements; (c) shall not be subject to any adjustments as to condition of aircraft; (d) shall not require Owner to make any representations and warranties other than as to ownership, due authorization, no conflicts, validity of agreement and brokers fees and (e) shall provide for an adjustment to the applicable purchase price for any amounts due to Bridger or Owner, respectively, under this Agreement in respect of the Aircraft that are the subject of the First Purchase or the Second Purchase, as applicable, and unpaid as of the closing date of such transaction. Closing of the First Purchase or the Second Purchase shall occur no later than thirty (30) days following the date of delivery of the First Purchase Election Notice or the Second Purchase Election Notice, as the case may be. Upon the consummation of any sale by Owner of any Aircraft (pursuant to Section 3.1, Section 3.2, Section 3.4 or otherwise), this Agreement shall terminate and be of no further force and effect solely with respect to such Aircraft.
3.4Failure to Consummate.

3.1.1In the event that (x) Bridger’s rights with respect to the Second Purchase have terminated in accordance with Section 3.1 or (y) the First Purchase is consummated and either (1) Bridger fails to deliver a Second Purchase Election Notice by the Second Purchase Date in accordance with Section 3.2 or (2) Bridger delivers a Second Purchase Election Notice in accordance with Section
3.2 but the Second Purchase is not consummated, in either case, within fifteen (15) days of the occurrence of any such event described by either (x) or (y) herein, either Party may elect, by delivery of a written notice to the other Party, to commence a good faith sales process to pursue a sale of all of the Aircraft or, solely in respect of the preceding clause (y), Aircraft 3 and Aircraft 4 (as applicable, the “Subject Aircraft”) to a third party (a “Sale Process”). If within fifteen (15) days of the occurrence of any such event (such date, the “Payment Date”), neither Party has elected to pursue a Sale Process and Owner has not otherwise entered into an operating lease with a third party with respect to the Subject Aircraft on terms and conditions satisfactory to Owner, in its sole and absolute discretion, then Bridger shall pay or cause to be paid to Owner the amount set forth in Section 3.4.4(b), unless and solely to the extent that
(i) Owner has confirmed in writing to Bridger that it is delaying the election period to commence a Sale Process, during which delayed period either Party may elect to pursue a Sale Process, or (ii) Owner has waived in writing the obligations of Bridger under this Section 3.4.
3.1.2Bridger shall oversee, manage and facilitate the Sale Process and at all times during the Sale Process shall pursue a sale of the Subject Aircraft in good faith; provided, that Owner shall, and shall cause its representatives to, provide such cooperation and assistance as may be reasonably required in connection therewith, during normal business hours and upon reasonable advance notice (including by provision of confidential information (subject to the execution by the recipients of such information of customary confidentiality agreements) and participation in meetings with and presentations to potential purchasers). Bridger agrees to keep Owner reasonably informed regarding the status of the Sale Process and provide at least weekly updates to Owner with respect thereto; provided, that Bridger shall provide Owner with prompt (and in any event within two (2) Business Days) notice of any material developments with respect to the Sale Process, including regarding any bids for the Subject Aircraft. Bridger shall provide Owner with true and complete copies of any written bids (or, in the case of oral bids, reasonably detailed summaries of the proposed purchase price and other terms and conditions thereof). Notwithstanding anything herein to the contrary, (i) the acceptance of any bid or offer resulting from the Sale Process, and the structuring, negotiation and consummation of any transaction arising from the Sale Process, including any Consummated Sale (as defined below), shall occur in the sole and absolute discretion of the Owner and (ii) any Sale Process pursued by Bridger shall not in any way limit or restrict Owner’s rights to otherwise sell or dispose of the Subject Aircraft, or to entertain, solicit, accept or negotiate with third parties with regards to any such sale, pursuant to Section
3.1herein.
3.4.3If, as of the date that is six (6) months following the commencement of the Sale Process, Bridger or Owner, as applicable, has not received any letter of intent, indicative term sheet, or similar commitment to purchase the Subject Aircraft and has not otherwise received any firm offers to purchase the Subject Aircraft from third parties, in any case, that (i) is not subject to any material contingencies and (ii) has not been revoked or rescinded (as determined by Owner in its sole and absolute discretion) (a “Viable Bid”), then the Sale Process shall terminate as of such date. If as of such date there is a Viable Bid, then the Sale Process shall be extended for an additional three-month period. If the transaction contemplated by the Viable Bid, or any other transaction in respect of the Subject Aircraft, is consummated during such three-month period, such transaction is referred to herein as a “Consummated Sale”. If a transaction is not consummated as a result of a Viable Bid during such additional three-month period, the Sale Process shall terminate. The date that the Sale Process terminates pursuant to this Section 3.4.3 is referred to herein as the “Sale Process Termination Date”.
3.4.4Bridger shall pay or cause to be paid to Owner:
(a)if there is a Consummated Sale, an amount in cash equal to the difference (if positive) between (i) the amount that would have been payable to Owner in respect of the applicable Subject Aircraft if the First Purchase or the Second Purchase, as applicable, had been consummated in accordance with Section 3.1 or 3.2 (assuming for such purpose that the closing of the First Purchase was effective as of the First Purchase Date and the Second Purchase was effective as of the Second Purchase Date), respectively, minus (ii) the consideration paid in respect of the applicable Subject Aircraft pursuant to the Consummated Sale (provided, that in no event shall the amount required to be paid by Bridger pursuant to this Section 3.4.4(a) exceed $15 million);
(b)if (1) either (i) a Sale Process was commenced under this Section 3.4 and there has not been a Consummated Sale or (ii) a Sale Process was not commenced under this Section 3.4 and
(2) the Owner has not otherwise entered into an operating lease with a third party with respect to the Subject Aircraft on terms and conditions satisfactory to Owner, in its sole and absolute discretion, an amount in cash equal to $15 million, which amount shall be paid by wire transfer of immediately available funds (x) within five (5) Business Days of the Sale Process Termination Date, in the event of the circumstances set forth in the foregoing clause (b)(1)(i) or (y) on the Payment Date, in the event of the circumstances set forth in the foregoing clause (b)(1)(ii); or
(c)if both the First Purchase and the Second Purchase are consummated, no amount shall be paid.
3.5Third Party Sale.
3.5.1If Bridger does not elect to make the First Purchase during the First Purchase Period or the First Purchase is otherwise not consummated by the Parties in accordance with the terms of Section 3.1 and Section 3.3, Owner shall have the right to sell any or all of the Aircraft, at its sole election, to a third party at any time and from time to time.
3.5.2If the First Purchase is consummated by the Parties but Bridger does not elect to make the Second Purchase during the Second Purchase Period, then Owner shall have the right to sell the Aircraft identified on Exhibit A as Aircraft 3 and/or Aircraft 4 to a third party at any time and from time to time.
3.5.3The terms and conditions of any sale by Owner of Aircraft under this Section 3.5 shall be determined by Owner, in its sole and absolute discretion, and shall not otherwise require any consent of or notice to Bridger, except to the extent expressly provided under the applicable Operating Lease.
SECTION 4
Board Observer Rights
4.1Beginning on the Effective Date and ending on the date that this Agreement terminates, Bridger hereby grants to each of MAM-MAB Member, LLC, a Delaware limited liability company (the

“Marathon Member”) and Avenue Sustainable Solutions Fund, L.P., a Delaware limited partnership, (the “Avenue Member”), the option and right to appoint a single representative (each, a “Board Observer” and together, the “Board Observers”), to attend all meetings (including, without limitation, telephonic meetings) of the full board of directors of Bridger (the “Board”) and any committee thereof (each, a “Committee”). The Board Observers shall not constitute members of the Board and shall not be entitled to vote on, or consent to, any matters presented to the Board. The Board Observers shall be provided access to all materials and information provided on the same terms and in the same manner as provided to the other members of the Board or the applicable Committee. The Board Observers shall have the right to request to attend the executive sessions of the Board in connection with meetings the Board Observers otherwise have a right to attend, subject to approval by the Board.
4.2Bridger shall (a) give the Board Observers notice of the applicable meeting or any proposed action taken by written consent at the same time and in the same manner as notice is given to the members of the Board or the applicable Committee, (b) provide the Board Observers with access to all materials and other information (including, without limitation, access to minutes of meetings or written consents of the full Board and any Committee) given to the members of the Board and the applicable Committee in connection with such meetings or actions taken by written consent at the same time and in the same manner such materials and information are furnished to such members of the Board or such Committee, and (c) provide the Board Observers with all rights to attend (whether in person or by telephone or other means of electronic communication as solely determined by the applicable Board Observer) such meetings as a member of the Board and each Committee. As promptly as practicable following the date hereof, Bridger, on the one hand, and each Board Observer, on the other hand, shall negotiate in good faith a board observer agreement containing indemnification provisions in favor of such Board Observer and confidentiality provisions in form and substance customary for transactions of this type.
4.3Notwithstanding any rights to be granted or provided to the Board Observers hereunder, Bridger reserves the right to exclude the Board Observers from access to any material or meeting or portion thereof if the Board reasonably determines, in good faith, that such access would prevent the members of the Board from engaging in attorney-client privileged communication; provided, however, that such exclusion shall be limited to the portion of the material and/or meeting that is the basis for such exclusion and shall not extend to any portion of the material and/or meeting that does not involve or pertain to such exclusion.
SECTION 5
Other Covenants
5.1Restrictive Covenants.
5.1.1Bridger acknowledges and agrees that, from and after the date of this Agreement and until the later of (i) the termination of this Agreement in accordance with its terms and (ii) such time as Owner or any of its affiliates no longer owns any of the Aircraft (the “Interim Period”), Bridger shall not, directly or indirectly, own, hold, invest in, lease or operate any Super Scooper or other firefighting aircraft, in each case, excluding the Aircraft and any other Super Scooper or other firefighting aircraft owned or leased by Bridger or any of its subsidiaries as of the date hereof.

5.1.2During the Interim Period, Bridger and its direct and indirect subsidiaries shall not, directly or indirectly, purchase or acquire any equity interests, assets or properties (whether by merger, purchase, sale, consolidation, exchange or otherwise) of any person or entity in any transaction or series of transactions in which the consideration to be paid therefor shall be paid in cash or cash equivalents.
5.2Application of Proceeds. Subject to the terms of the Loan Agreement and the Indenture, Bridger shall apply or cause to be applied the net cash proceeds of (i) the issuance of any equity securities (or securities convertible into or exchangeable for equity securities) of Bridger or any of its subsidiaries;
(ii) the sale, disposition, transfer or other disposal of any equity interests, assets or properties (whether by merger, purchase, sale, consolidation, exchange or otherwise) of Bridger or any of its subsidiaries, other than in the ordinary course (provided, that, the Parties acknowledge and agree that for purposes hereof, ordinary course shall not include any transaction involving Super Scooper aircraft or engines);
(iii) the incurrence of any indebtedness for borrowed money by Bridger or any of its subsidiaries in excess of $5 million, other than in respect of refinancing indebtedness for borrowed money by Bridger or any of its subsidiaries that is outstanding on the date hereof; and (iv) any sale-leaseback or other extraordinary or fundamental corporate transaction pursuant to which Bridger or any of its subsidiaries receives cash proceeds, in each case, to the extent received by Bridger or any of its subsidiaries, to satisfy its obligations under this Agreement, including pursuant to Section 3.
5.3Information and Access. During the term of this Agreement, Bridger shall provide, upon reasonable advance notice, full access to the Aircraft to Owner and Owner’s employees, agents and representatives for any purpose (including any inspection and demonstration flight) and shall deliver or otherwise make available, upon any written request of Owner (which may be delivered via email), accurate and complete copies of any records, contracts, notices or other documents (including any Aircraft technical records, maintenance records and operational records) related to the Aircraft.
5.4Publicity. The Parties shall agree on the form and content of any initial press releases or other public statements regarding the transactions contemplated by the Purchase Agreement and/or this Agreement and the transactions contemplated hereby and thereby, and thereafter shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or other public statement with respect to any of the transactions contemplated hereby and thereby, and shall not issue directly or indirectly any such press release or make directly or indirectly any such public statement without the prior written consent of the other Parties following such opportunity to review and comment, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) a Party or its representatives may issue a public announcement or other public disclosures required by applicable law or the rules of any stock exchange upon which such Party’s or its parent entity’s or affiliate’s capital stock is traded; provided that such Party affords the other Party and its representatives a reasonable opportunity to review the content of the proposed disclosure and provide reasonable comments regarding same (which comments such Party will consider in good faith) and (b) a Party and its representatives may issue any public announcement or make other public disclosure that is consistent with prior public announcements issued or public disclosures made in compliance with this Section 5.4 without the prior written consent of the other Party.
SECTION 6
Representations and Warranties

6.1Representations of Bridger.
6.1.1Organization; Good Standing. Bridger (i) is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and, to the extent required by applicable laws, the jurisdiction in which any of its assets or properties are located and (ii) is duly qualified and licensed to, own or lease the properties and assets now owned or leased by it and to carry on its business as it is currently conducted, except, in each case, as would not reasonably be expected to be material to the operations of Bridger as presently conducted or proposed to be conducted or materially impair or delay the consummation of the Transactions (as defined herein).
6.1.2Authorization. The execution, delivery of and performance by Bridger of this Agreement and each other agreement or document contemplated hereby, including each of the Operating Leases (each, a “Transaction Document”) to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby (the “Transactions”) have been duly authorized by all necessary corporate action on the part of Bridger, and no other action or vote of equityholders of Bridger is required in connection therewith. Bridger has the necessary power, authority and capacity to execute this Agreement and the Transaction Documents to which it is or will be a party, to perform its obligations thereunder and to consummate the Transactions, and this Agreement and each such Transaction Document is, or will be when delivered by Bridger, enforceable in accordance with their respective terms subject only to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in a proceeding in equity or at law) (collectively, the “Enforceability Exceptions”).
6.1.3No Conflicts.
(a)The execution and delivery of this Agreement and each Transaction Document to be executed by Bridger or any of its subsidiaries, affiliates or other joint ventures, and the performance of the obligations of Bridger and any of its subsidiaries, affiliates or other joint ventures, as applicable, hereunder or thereunder do not and will not (i) result in the breach or violation of any organizational document of Bridger or any of its subsidiaries, affiliates or other joint ventures; (ii) result in the breach or violation of, or otherwise conflict with, the procedures prescribed by MITECO (as defined in the Purchase Agreement) in respect of the Public Auction (as defined in the Purchase Agreement) or any laws, regulations or any order of any court or governmental authority binding on Bridger or any of its subsidiaries, affiliates or other joint ventures; (iii) conflict with, or result in any default or event of default under, or give rise to or accelerate any obligation under, any contract, agreement or commitment to which Bridger or any of its subsidiaries, affiliates or other joint ventures is bound, including, without limitation, that certain Loan Agreement (as defined below), that certain Indenture (as defined below) and each other Financing Document (under and as defined in the Loan Agreement and Indenture) except to the extent that such conflict, default, event of default or obligation, as the case may be, (A) would not affect or impair the validity of this Agreement or the transactions contemplated hereby (including the Operating Leases) and (B) is not, and could not reasonably be expected to be, material to the operations of the Aircraft or of Bridger or any of its subsidiaries, affiliates or other joint ventures, as applicable, as presently conducted or proposed to be conducted or materially impair or delay the consummation of the Transactions, or (iv) require the approval, consent or action of, waiver or filing with, or notice to, any third party, including but not limited to, any governmental authority, and as of December 1, 2023, Bridger shall have delivered to Owner the opinion of outside legal counsel contemplated by Section 17 of that certain Participations Sale and Purchase Agreement, dated as of November 16, 2023 (the “Purchase Agreement”), by and between Bridger and MAB Funding, LLC (“FundCo”).
(b)For purposes hereof:
(i)“Loan Agreement” means the Second Amended and Restated Loan Agreement, dated August 1, 2022, by and among, inter alios, Gallatin County, Montana, as lender, and Bridger Aerospace Group, LLC, a Delaware limited liability company, as borrower representative, the other entities parties thereto as borrowers (as amended, restated, amended and restated, modified, supplemented or waived); and
(ii)“Indenture” means the Amended and Restated Trust Indenture, dated as of July 1, 2022, by and between the County and the Trustee, as amended and supplemented by the First Supplemental Trust Indenture, dated as of August 1, 2022 (including any further amendments, restatements, amendments and restatements, modifications, supplements, waivers and/or indentures supplemental thereto made in conformity therewith).
6.1.4Solvency. Bridger and its subsidiaries are, and immediately after giving effect to the Transactions, will be, solvent. Bridger and its subsidiaries are, and immediately after giving effect to the Transactions, will: (i) be able to pay their debts as they become due, (ii) own property that has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities), and (iii) have adequate capital to carry on their business. No transfer of property is being made by Bridger or any of its subsidiaries and no obligation is being incurred by Bridger or any of its subsidiaries in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Bridger or any of its subsidiaries or affiliates.
6.1.5OFAC; Patriot Act. Bridger is not, and to its knowledge, no person holding any legal or beneficial interest whatsoever in it, are, (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C.
§§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) (the “Patriot Act”) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons” (collectively, “Prohibited Persons”). No funds tendered to Owner under this Agreement or any of the Transaction Documents are or will be directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws. Bridger will not knowingly engage in any transactions or dealings, or knowingly be otherwise associated with, any Prohibited Persons in connection with the Transactions.
6.1.6Litigation; Investigations. There are no any appeals, pleas, actions, suits, claims, hearings, investigations, audits, charges, complaints, grievances, demands, investigations, proceedings, legal actions, litigation (whether at law or in equity, whether civil or criminal), mediations or arbitrations by or before any arbitrator, court or other governmental authority pending or, to the knowledge of Bridger, threatened (in writing) against or by Bridger or any of its affiliates that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

6.1.7SEC Documents.
(a)All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by Bridger with the United States Securities and Exchange Commission (the “SEC”) since August 8, 2022 (the “Bridger SEC Documents”) have been filed or furnished with the SEC on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Bridger SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Sarbanes-Oxley Act (as the case may be) and the applicable regulations promulgated thereunder; and (ii) none of the Bridger SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Bridger SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act and the rules and regulations thereunder.
(b)The financial statements (including any related notes) contained or incorporated by reference in Bridger SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); (iii) fairly present, in all material respects, the financial position of Bridger and its consolidated subsidiaries as of the respective dates thereof and the results of operations and consolidated cash flows of Bridger and its consolidated subsidiaries for the periods covered thereby (subject, with respect to unaudited financial statements, to normal and recurring year-end adjustments); and (iv) have been prepared from, and are in accordance with, the books and records of Bridger and its consolidated subsidiaries in all material respects. No financial statements of any Person other than Bridger and its consolidated subsidiaries are required by GAAP to be included in the consolidated financial statements of Bridger.
(c)None of Bridger or any of its subsidiaries has effected, entered into or created, or has a commitment to effect, enter into or create, any securitization transaction, joint venture or any similar contract or transaction, including any contract relating to any transaction or relationship between or among Bridger or any of its subsidiaries, on the one hand, and any unconsolidated affiliate of Bridger or any of its subsidiaries, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K) or any similar arrangements. None of Bridger or any of its subsidiaries has any liabilities of any nature or type, whether accrued, absolute, determined, contingent or otherwise and whether due or to become due, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the balance sheet of Bridger for the quarterly period ended June 30, 2023 and filed on Form 10-Q (the “Bridger Balance Sheet”); (ii) liabilities incurred in the ordinary course of business since the date of the Bridger Balance Sheet; (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to have be material to the business of Bridger or materially impair, hinder or delay the transactions contemplated by this Agreement; and (iv) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement.
6.1.1No Other Representations. Except as set forth in this Section 6.1, Bridger acknowledges and agrees that none of Owner, any of their Affiliates or any other Person, makes, or shall be deemed to have made by or on behalf of Owner, any representations or warranties of any kind or nature, express or implied, at law or in equity, in connection with the Transactions, including any representations or warranties with respect to any projections, forecasts, estimates or budgets of future revenues, future results of operations or future financial condition (or any component thereof) of Owner, or any of its affiliates, and Bridger hereby expressly disclaims reliance upon any such representation or warranty, whether by or on behalf of Owner, any of its Affiliates or any other Person and notwithstanding the delivery or disclosure to Bridger or any of its Affiliates, representatives or any other person of any documentation or other information by Owner, any of its Affiliates or representatives or any other Person with respect to any of the foregoing. For the avoidance of doubt, the foregoing shall not operate to limit or invalidate any representation or warranty contained in any Transaction Document.
6.1Representations of Owner.
6.1.1Organization; Good Standing. Owner is a limited liability company validly incorporated and existing under the Laws of Spain duly registered as such in the Commercial Registry of Madrid.
6.1.2Authorization. The execution, delivery of and performance by Owner of each Transaction Document to which it is or will be a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Owner, and no other action or vote of equityholders of Owner is required in connection therewith. Owner has the necessary power, authority and capacity to execute this Agreement and the Transaction Documents to which it is or will be a party, to perform its obligations thereunder and to consummate the Transactions, and this Agreement and each such Transaction Document is, or will be when delivered by Bridger, enforceable in accordance with their respective terms subject only to applicable Enforceability Exceptions.
6.1.3No Other Representations. Except as set forth in this Section 6.2, Bridger acknowledges and agrees that none of Owner, any of their Affiliates or any other Person, makes, or shall be deemed to have made by or on behalf of Owner, any representations or warranties of any kind or nature, express or implied, at law or in equity, in connection with the Transactions, including any representations or warranties with respect to any projections, forecasts, estimates or budgets of future revenues, future results of operations or future financial condition (or any component thereof) of Owner, or any of its affiliates, and Bridger hereby expressly disclaims reliance upon any such representation or warranty, whether by or on behalf of Owner, any of its Affiliates or any other Person and notwithstanding the delivery or disclosure to Bridger or any of its Affiliates, representatives or any other person of any documentation or other information by Owner, any of its Affiliates or representatives or any other Person with respect to any of the foregoing. For the avoidance of doubt, the foregoing shall not operate to limit or invalidate any representation or warranty contained in any Transaction Document.
SECTION 7
Termination of Agreement

7.1Termination.
7.1.1This Agreement may be terminated at any time following the Effective Date as follows:
(a)automatically, as of the date that none of Owner or any of its affiliates owns any of the Aircraft and all amounts due and owing by Bridger to Owner hereunder and under the Operating Leases have been paid in full;
(b)by the mutual written consent of Owner and Bridger;
(c)by Owner, in the event any repudiation or material breach or failure to perform of any representation, warranty, covenant or agreement of Bridger in this Agreement, which breach is incapable of being cured or has not been cured within ten (10) days after delivery of written notice thereof from Owner (provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall only be available to Owner if Owner is not then in material breach of its respective representations, warranties, covenants or agreements contained in this Agreement);
(d)by Bridger, in the event of any repudiation or any material breach or failure to perform of any representation, warranty, covenant or agreement of Owner in this Agreement, which breach is incapable of being cured or has not been cured within ten (10) days after delivery of written notice thereof from Bridger (provided, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall only be available to Bridger if Bridger is not then in material breach of its respective representations, warranties, covenants or agreements contained in this Agreement);
(e)by Owner, at any time prior to the date that is three (3) years following the date hereof upon ninety (90) days’ written notice to Bridger;
(f)by Owner, upon delivery of written notice to Bridger in the event of (i) any material breach by Bridger of any of its representations, warranties, covenants or other agreements set forth in any Operating Lease or (ii) any Event of Default (or similar term) under any Operating Lease;
(g)by Owner, upon delivery of written notice to Bridger in the event of any Event of Default (or similar term), whether or not waived, or acceleration of any material indebtedness of Bridger or any of its subsidiaries, including under the Loan Agreement or the Indenture;
(h)by Owner, upon delivery of written notice to Bridger in the event of (i) the direct or indirect sale, lease, exclusive license or transfer of all or substantially all of the assets of Bridger and its subsidiaries (on a consolidated basis) or (ii) any transaction or series of transactions (whether by merger, consolidation, equity purchase or otherwise) resulting in the sale or transfer, directly or indirectly, of 50% or more of the equity interests of Bridger or Bridger Aerospace Group Holdings, LLC; or
(i)by Owner, upon delivery of written notice to Bridger in the event that Bridger or any of its subsidiaries shall have: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy; (iii) suffered the filing of an involuntary petition by its creditors; (iv) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, (v) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (vi) admitted in writing its inability to pay its debts as they come due or (vii) made an offer of settlement, extension or composition to its creditors generally.
7.2Effect of Termination. In the event of a termination of this Agreement by either Party, this Agreement shall thereupon become null and void and of no further force and effect, and each Party shall be relieved of its duties and obligations arising under this Agreement after such termination and such termination will be without liability to any Party; provided that (a) each of the provisions of this Section 7.2, Section 7.3 and Section 8 and, in each case, the definitions used therein or related thereto shall survive such termination and remain in full force and effect; (b) Owner shall remain obligated to pay all amounts due to Bridger under this Agreement and unpaid as of the date of such termination, including, without limitation, all due and unpaid Retrofitting Costs; (c) Bridger shall remain obligated to pay all amounts due to Owner under this Agreement and the Operating Leases and unpaid as of the date of such termination; and (d) nothing in this Agreement will relieve any Party from its obligations under the Operating Leases or any liability for fraud or any willful and material breach by such Party of the terms and provisions of this Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at Law or in equity.
7.3Termination Fee. In the event that this Agreement is terminated by Owner pursuant to 7.1.1(c), 7.1.1(f), 7.1.1(g), or 7.1.1(i), then in each case, Bridger shall pay or cause to be paid, by wire transfer of immediately available funds, an amount in cash equal to $15 million, which amount shall be paid by wire transfer of immediately available funds within five (5) Business Days of the date of such termination. The Parties acknowledge and agree that any amounts payable by Bridger pursuant to Section
3.4.4 or this Section 7.3 are liquidated damages and not a penalty, and that damages of Owner resulting from failure of the transactions contemplated by this Agreement to be consummated are uncertain and incapable of accurate calculation and that the amounts payable by Bridger pursuant to Section 3.4.4 or Section 7.3 are reasonable forecasts of the actual damages that compensate Owner for its efforts and resources expended and the opportunities foregone in reliance upon this Agreement and on the expectation of the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement, and for the loss suffered by reason of the transactions contemplated hereby.
SECTION 8
Miscellaneous Provisions
8.1Specific Performance; Enforcement of Costs. Each of the Parties acknowledges and agrees that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement by the other Party and that each Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach, and each Party further agrees to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for any breach or threatened breach of this Agreement but shall be in addition to all other remedies available at law or equity to such Party. The Parties hereto agree that in the event either Party finds it necessary to employ an attorney to prosecute or defend legal proceedings in court because of an alleged default by the other Party in performance of the terms of this Agreement, the Party who prevails in such court proceedings shall, in addition to all other relief which may be granted, be entitled to a monetary award for all costs and expenses incurred by the prevailing Party, including its reasonable attorneys’ fees, to be Party by the party against whom the issues are decided and such judgment is entered.

8.2Notices. All notices, demands or other communications to be delivered or given hereun- der shall be in writing and shall be deemed to be duly given if delivered or sent by certified or registered mail, return receipt requested, or by email transmission (subject to confirmation of delivery), as follows:
To Bridger:    Bridger Aerospace Group Holdings, Inc.
90 Aviation Lane
Belgrade, MT 59714 Attention: James Muchmore
Email: james@bridgeraerospace.com

With a copy, which shall not constitute notice, to:

Brownstein Hyatt Farber Schreck, LLP 675 15th Street, Ste. 2900
Denver, CO 80202 Attention: Marc Diamant Email: diamant@bhfs.com

To Owner:

c/o Marathon Asset Management, L.P. One Bryant Park, 38th Floor
New York, NY 10036
Attention: Craig Thaler and Michael Alexander Email: cthaler@marathonfund.com;
malexander@marathonfund.com; legalteam@marathonfund.com and
c/o Avenue Sustainable Solutions Fund, L.P. 11 West 42nd Street, 9th
New York, NY 10036
Attention: Sean Coleman; Graham Feldman Email: scoleman@avenuecapital.com; gfeldman@avenuecapital.com

With copies, which shall not constitute notice, to:

Sidley Austin LLP 787 Seventh Avenue New York, NY 10019
Attention: David Form, Bart Biggers
Email: dform@sidley.com; bart.biggers@sidley.com

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 6th Avenue

New York, NY 10019 Attention: Sung Pak
Email: spak@paulweiss.com

All notices shall be deemed received by a Party on the date when certified or registered mail is delivered or refused or on the date any email transmission is received (if received during the regular normal business hours of the recipient or otherwise on the next succeeding business day of the recipient). Either Party may change its notice information set forth in this Section 8.2 upon providing written notice of such change to the other Party.
8.3Entire Agreement; Amendments. This Agreement, together with the exhibits and schedules attached hereto and made a part hereof, contains the entire understanding between the Parties hereto in respect of the subject matter contained herein and may be amended only by a written instrument duly executed by the Parties hereto or their respective assignees.
8.4Assignment. This Agreement shall not be assigned by either Party except with the written consent of the other Party, which consent shall not be unreasonably withheld; provided that Owner may, without the consent of Bridger, assign this Agreement and/or transfer its interest and title (legal and/or beneficial title) of any Aircraft to any subsidiary of, or special purpose vehicle, trust or entity controlled by, FundCo to the extent (x) the Aircraft are transferred to such subsidiary, vehicle, trust or entity (such transfer, a “Re-Domiciling”) and (y) such Re-Domiciling is deemed appropriate by Owner or FundCo, in their respective sole discretion, in connection with optimizing the tax effects to FundCo or FundCo’s direct or indirect investors arising from the ownership and operation of such Aircraft. Bridger agrees to reimburse, indemnify and pay any deregistration fees, registration fees, exit fees, transfer taxes (including but not limited to any export and import duties), and any other reasonable out-of-pocket costs and expenses (including, but not limited all legal counsel costs, all legal opinions, and all jurisdictional reports or questionnaires) incurred by Owner or FundCo in connection with one such Re-Domiciling, not to exceed $250,000 in aggregate.
8.5Applicable Law; WAIVER OF JURY TRIAL; Jurisdiction. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles. EACH PARTY HERETO KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO ATRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. In connection with any dispute arising out of or relating to this Agreement, the negotiation, execution, delivery, performance or validity of this Agreement, or the transactions contemplated hereby, each of the Parties irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of the courts of competent jurisdiction located in the State of New York; (ii) agrees not to commence any litigation relating thereto (whether based on contract, tort or any other theory) except in the court identified in accordance with clause (i) hereof and waives any objection to the laying of venue of any such litigation in such court; and (iii) agrees not to plead or claim in such court that such litigation brought therein has been brought in an inconvenient forum.
8.6Disclaimer. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO REPRESENTATIONS, WARRANTIES, PROMISES, GUARANTEES OR AGREEMENTS HAVE BEEN MADE BY EITHER PARTY WITH RESPECT TO THIS AGREEMENT OR THE AIRCRAFT, ORAL OR WRITTEN, EXPRESSED OR IMPLIED, INCLUDING WARRANTIES OF

MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE, AND IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL LOSS OR DAMAGE.
8.7Remedies Cumulative. The rights and remedies of the Parties with respect to any of the terms and conditions of this Agreement shall be cumulative and not exclusive, and shall be in addition to all other rights and remedies in favor of either Party. Neither Party shall, by act, delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder unless such waiver is in writing. A waiver on any one occasion shall not be construed as a waiver on any other occasion.
8.8Prior Representations. Except as specifically set forth herein, neither Party hereto shall be deemed at any time to have made any representation, promise or covenant, verbally or in writing in respect of the subject matter of this Agreement.
8.9Invalidity. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.
8.10Headings. The headings of the sections contained in this Agreement are inserted for convenience only and shall not constitute a part hereof.
8.11Counterparts. This Agreement may for all purposes be executed in several counterparts, each of which shall be deemed an original, and all such counterparts, taken together, shall constitute the same instrument, even though all parties may not have executed the same counterpart of this Agreement. Each Party may transmit its/his/her signature by facsimile or other electronic means, and such faxed or other electronic signature shall have the same force and effect as an original signature.
8.12No Recourse. This Agreement and any Transaction Document may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to (i) this Agreement or any Transaction Document or any other agreement referenced herein or therein, (ii) the negotiation, execution or performance of this Agreement or any Transaction Document or any other agreement referenced herein or therein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement, any Transaction Documents or such other agreement), (iii) the consummation of, or any failure to consummate, the Transaction contemplated by this Agreement or any Transaction Document or any other agreement referenced herein or therein to be consummated and
(iv) any breach or violation (whether or not intentional) of this Agreement, any Transaction Document or any other agreement referenced herein or therein, in each case, may only be made against (and are liabilities solely of) the entities that are expressly identified as parties hereto or thereto, as the case may be (in each case, solely in their capacity as such, “Contracting Parties”), and no past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner (including limited partner or general partner), unit holder, equity holder, shareholder, stockholder, lender, agent, attorney or representative of any party or any of its affiliates (each a “Nonparty Affiliate”) has or shall have any liability for any obligations or liabilities of the Contracting Parties or for any claim (whether in tort, contract, in law, in equity or otherwise or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) based on, in respect of, or by reason of, any of the items set forth in clauses (i) through (iv) above or in respect of any representations made or alleged to be made in connection herewith (and, to the maximum extent permitted by applicable law, each Contracting Party hereby waives and releases all such claims, causes of action and liabilities against any such Nonparty Affiliates), in each case, except for claims that a Party may assert solely in accordance with, and pursuant to the terms and conditions of, and against the persons that are party to, this Agreement or any Transaction Document, it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned (other than the Contracting Parties), as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (i) through (iv); provided, however, that in the event that a Contracting Party (x) consolidates with or merges with any other entity or person and is not continuing or surviving entity of such consolidation or merger or (y) transfers or conveys all or a substantial portion of its properties and other assets to any entity or person, then, in each case, the applicable party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable law, against such continuing or surviving entity or person as if such entity or person were the Contracting Party. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 8.12.
[Signature Page Follows]

IN WITNESS WHEREOF, the Owner and Bridger have executed this Agreement to be effective as of the day and year first above written.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.

By: /s/ James Muchmore     Name: James Muchmore
Title: Chief Legal Officer and Executive Vice President

OWNER:

BRIDGER AEROSPACE EUROPE, S.L.U.

                             By: /s/ Craig H. Thaler
Name: Craig H. Thaler Title: Director

[Signature Page to Services Agreement]